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As filed with the Securities and Exchange Commission on November 27, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

FLEETWOOD ENTERPRISES, INC.
(Exact name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	95-1948322 (I.R.S. Employer Identification No.)

3125 Myers Street
Riverside, California 92503
(909) 351-3500
(Address, including Zip Code, and Telephone Number,
including Area Code, of Registrant's Principal Executive Offices)

FLEETWOOD ENTERPRISES, INC.
AMENDED AND RESTATED 1992 STOCK-BASED INCENTIVE COMPENSATION PLAN;
1992 NONEMPLOYEE DIRECTOR STOCK OPTION PLAN; and
EDWARD B. CAUDILL STOCK OPTION PLAN AND AGREEMENT
(Full Title of Plans)

Forrest D. Theobald, Esq.
Senior Vice President-General Counsel
Fleetwood Enterprises, Inc.
3125 Myers Street
Riverside, California 92503
(909) 351-3500
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, par value $1.00 per share	3,552,698(3)	$7.20	$25,579,425	$2,353.31

(1)
Each share of Fleetwood common stock includes a right to purchase one one-hundredth of a shares of Fleetwood's Series A Junior Participating Preferred Stock. Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers shares issued pursuant to antidilution provisions set forth in the Amended and Restated 1992 Stock-Based Incentive Compensation Plan, the 1992 Nonemployee Director Stock Option Plan and the Edward B. Caudill Stock Option Plan and Agreement.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based upon the average of the high and low sale prices of Fleetwood common stock on the New York Stock Exchange on November 21, 2002.

(3)
Represents a 3,000,000 share increase in the number of shares authorized for issuance under the Amended and Restated 1992 Stock-Based Incentive Compensation Plan, a 200,000 share increase in the number of shares authorized for issuance under the 1992 Nonemployee Director Stock Option Plan, and 352,698 shares authorized for issuance under the Edward B. Caudill Stock Option Plan and Agreement.

INTRODUCTION

        We are filing this registration statement on Form S-8 to register: (1) an additional 3,000,000 shares of our common stock that we may issue to eligible officers and other employees of Fleetwood or its subsidiaries under our Amended and Restated 1992 Stock-Based Incentive Compensation Plan, (2) an additional 200,000 shares of our common stock that we may issue to our non-employee directors under our 1992 Nonemployee Director Stock Option Plan; and (3) 352,698 shares of our common stock that we may issue to Edward B. Caudill under our Edward B. Caudill Stock Option Plan and Agreement.

        A total of 9,900,000 shares of our common stock are available for grant under the Amended and Restated 1992 Stock-Based Incentive Compensation Plan. In addition to the shares of common stock registered hereby, 2,900,000 shares (giving effect to a two-for-one split of our stock in 1993) of our common stock issuable under the 1992 Stock-Based Incentive Compensation Plan were previously registered under a registration statement on Form S-8 (Registration No. 33-55824) filed with the Securities and Exchange Commission on December 16, 1992, 2,000,000 shares of our common stock issuable under the Amended and Restated 1992 Stock-Based Incentive Compensation Plan were previously registered under a registration statement on Form S-8 (Registration No. 333-15167) filed with the Securities and Exchange Commission on October 31, 1996, and 2,000,000 shares of our common stock issuable under the 1992 Stock-Based Incentive Compensation Plan were previously registered under a registration statement on Form S-8 (Registration No. 333-37544) filed with the Securities and Exchange Commission on May 22, 2000.

        A total of 400,000 shares of our common stock are available for grant under the 1992 Nonemployee Director Stock Option Plan. In addition to the shares of common stock registered hereby, 100,000 shares (giving effect to a two-for-one split of our stock in 1993) of our common stock issuable under the 1992 Nonemployee Director Stock Option Plan were previously registered under a registration statement on Form S-8 (Registration No. 33-55824) filed with the Securities and Exchange Commission on December 16, 1992, and 100,000 shares of our common stock issuable under the 1992 Nonemployee Director Stock Option Plan were previously registered under a registration statement on Form S-8 (Registration No. 333-37544) filed with the Securities and Exchange Commission on May 22, 2000.

        In this registration statement, "Fleetwood," "we," "us," and "our" refer to Fleetwood Enterprises, Inc., a Delaware corporation.

INFORMATION REGARDING FINANCIAL STATEMENTS INCORPORATED
BY REFERENCE INTO THIS REGISTRATION STATEMENT

        On April 2, 2002, we terminated the engagement of Arthur Andersen LLP, and on April 4, 2002, we engaged Ernst & Young LLP as our independent auditors. Our consolidated balance sheets as of April 30, 2000 and April 29, 2001, and the related consolidated statements of income, stockholders' equity and cash flows for such fiscal years incorporated by reference in this registration statement have been audited by Andersen, as stated in their report dated July 30, 2001, which is incorporated by reference herein. After reasonable efforts, we have been unable to obtain Andersen's consent to the incorporation by reference into this registration statement of Andersen's report with respect to these financial statements. Under these circumstances, Rule 437a under the Securities Act of 1933 permits us to file this registration statement without a written consent from Andersen. The absence of such consent may limit recovery by investors on certain claims. In particular, and without limitation, investors will not be able to assert claims against Andersen under Section 11 of the Securities Act of 1933. In addition, the ability of Andersen to satisfy any claims (including claims arising from Andersen's provision of auditing and other services to us) may be limited as a practical matter due to recent events regarding Andersen.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        In accordance with the instructions to Form S-8, we are not including Part I (Information Required in the Section 10(a) Prospectus) as part of this registration statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents, which we have previously filed with the Securities and Exchange Commission, are incorporated herein by reference and made a part hereof:

  (a)
  Our annual report on Form 10-K for the year ended April 28, 2002, filed with the Securities and Exchange Commission on July 26, 2002.

  (b)
  Our quarterly report on Form 10-Q for the fiscal quarter ended July 28, 2002, filed with the Securities and Exchange Commission on September 5, 2002.

  (c)
  Our current reports on Form 8-K filed with the Securities and Exchange Commission on July 18, 2002, July 26, 2002, August 9, 2002, August 13, 2002, September 5, 2002 and September 24, 2002.

  (d)
  All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year ended April 28, 2002.

  (e)
  The description of our common stock contained in our registration statement on Form S-4/A filed with the Securities and Exchange Commission on June 25, 1998, including any amendments or reports filed for the purpose of updating such description.

  (f)
  The description of the our preferred stock purchase rights contained in our registration statement Form 8-A12B filed with the Securities and Exchange Commission on October 28, 1998, including any amendments or reports filed for the purpose of updating such description.

        All documents that we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this registration statement and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

        For purposes of this registration statement, any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

        Not applicable

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        We are a Delaware corporation. Section 145(a) of the Delaware General Corporation Law, or the "DGCL", provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by us or in our right) by reason of the fact that such person is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

        Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by us or in our right to procure a judgment in our favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to us unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

        Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such officer or director shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that we may purchase and maintain insurance on behalf of our directors or officers against any liability asserted against such officers or directors and incurred by any one of them in any such capacity or arising out of his or her status as such, whether or not we would have the power to indemnify him or her against such liabilities under Section 145.

        Our Restated Certificate of Incorporation, as amended, contains no provisions regarding indemnification of officers and directors. Our Restated Bylaws, as amended, provide that we shall, to the fullest extent permitted by law, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including a derivative action) by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Our Restated Bylaws, as amended, authorize the advance of expenses in certain circumstances and authorize the corporation to provide indemnification or advancement of expenses to any person, by agreement or otherwise, on such terms and conditions as the board of directors may approve. Our Restated Bylaws, as amended, also authorize us to purchase and maintain insurance on behalf of our directors, officers, employees, agents or persons acting at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a member of any committee or similar body against any liability incurred by him in any such capacity whether or not the corporation would have the power to indemnify him.

        In addition to the indemnification provisions in our Restated Bylaws, we have entered into indemnity agreements with individuals serving as officers of the corporation. Therein, we have agreed to pay on behalf of the officer and his executors, administrators or assigns, any amount which he or she is or becomes legally obligated to pay because of any act or omission or neglect or breach of duty, including any actual or alleged error or misstatement or misleading statement, which he or she commits or suffers while acting in his capacity as officer of the corporation and solely because of his being an officer. We have agreed to pay damages, judgments, settlements and costs, costs of investigation, costs of defense of legal actions, claims or proceedings and appeals therefrom, and costs of attachment or similar bonds. We have also agreed that if it shall not pay within a set period of time after written claim, the officer may bring suit against us and shall be entitled to be paid for prosecuting such claim. We have not agreed to pay fines or fees imposed by law or payments which it is prohibited by applicable law form paying as indemnity and has not agreed to make any payment in connection with a claim made against the officer for which payment was made to the officer under an insurance policy, for which the officer is entitled to indemnity otherwise than under the agreement, and which is based upon the officer gaining any personal profit or advantage to which he was not legally entitled, in addition certain other payments.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

4.1	Restated Certificate of Incorporation(1)
4.2	Amendment to Restated Certificate of Incorporation(2)
4.3	Restated Bylaws(2)
4.4	Amendment and Restatement of Article VII of Bylaws(3)
4.5	Amendment and Restatement of Section 3.02 of Bylaws(3)
4.6	Rights Agreement dated as of September 15, 1998, between the Company and the First National Bank of Boston(4)
4.7	Amendment to Rights Agreement dated as of April 30, 2001, between Fleet National Bank (f/k/a First National Bank of Boston) and the Company(5)
4.8	Amended Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock(3)
5.1	Opinion of Forrest D. Theobald, Esq.
15.1	Letter of Acknowledgement of Use of Report on Unaudited Interim Financial Information.
23.1	Consent of Independent Auditors, Ernst & Young LLP
23.2
We were unable to obtain the consent of Arthur Andersen LLP. See information above under the heading "Information Regarding Financial Statements Incorporated by Reference into this Registration Statement."
23.3	Consent of Forrest D. Theobald, Esq. (contained in Exhibit 5.1 hereto)
24.1	Power of Attorney (contained on signature page hereto)

(1)
Incorporated by reference to our annual report on Form 10-K for the year ended April 28, 1985 (File No. 001-07699).

(2)
Incorporated by reference to our annual report on Form 10-K for the year ended April 26, 1987 (File No. 001-07699).

(3)
Incorporated by reference to our annual report on Form 10-K for the year ended April 29, 2001.

(4)
Incorporated by reference to our registration statement on Form 8-A filed on October 28, 1998.

(5)
Incorporated by reference to our current report on Form 8-K filed on May 30, 2001.

Item 9. Undertakings.

          (a)  The undersigned Registrant hereby undertakes:

            (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

              (ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

              (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

            (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by a final adjudication of such issue.

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, Fleetwood Enterprises, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Riverside, State of California, on November 27, 2002.

FLEETWOOD ENTERPRISES, INC.
By:	/s/ BOYD R. PLOWMAN Boyd R. Plowman Executive Vice President, Chief Financial Officer

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints FORREST D. THEOBALD and LEONARD J. MCGILL his true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, with full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 27, 2002.

Signature	Title

/s/ EDWARD B. CAUDILL Edward B. Caudill	President, Chief Executive Officer and Director Principal Executive Officer)
/s/ BOYD R. PLOWMAN Boyd R. Plowman	Executive Vice President, Chief Financial Officer (Principal Financial Officer)
/s/ JAMES F. SMITH James F. Smith	Vice President, Controller (Principal Accounting Officer)
/s/ THOMAS B. PITCHER Thomas B. Pitcher	Chairman of the Board
/s/ PAUL D. BORGHESANI Paul D. Borghesani	Director
/s/ LOREN K. CARROLL Loren K. Carroll	Director
/s/ MARGARET S. DANO Margaret S. Dano	Director
/s/ JAMES L. DOTI James L. Doti	Director
/s/ DAVID S. ENGELMAN David S. Engelman	Director
/s/ J. MICHAEL HAGAN J. Michael Hagan	Director
/s/ GLENN F. KUMMER	Director
Glenn F. Kummer
/s/ DOUGLAS M. LAWSON Douglas M. Lawson	Director
/s/ JOHN T. MONTFORD John T. Montford	Director

EXHIBIT INDEX

Exhibit No.	Description
4.1	Restated Certificate of Incorporation(1)
4.2	Amendment to Restated Certificate of Incorporation(2)
4.3	Restated Bylaws(2)
4.4	Amendment and Restatement of Article VII of Bylaws(3)
4.5	Amendment and Restatement of Section 3.02 of Bylaws(3)
4.6	Rights Agreement dated as of September 15, 1998, between the Company and the First National Bank of Boston(4)
4.7	Amendment to Rights Agreement dated as of April 30, 2001, between Fleet National Bank (f/k/a First National Bank of Boston) and the Company(5)
4.8	Amended Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock(3)
5.1	Opinion of Forrest D. Theobald, Esq.
15.1	Letter of Acknowledgement of Use of Report on Unaudited Interim Financial Information.
23.1	Consent of Independent Auditors, Ernst & Young LLP
23.2
We were unable to obtain the consent of Arthur Andersen LLP. See information above under the heading "Information Regarding Financial Statements Incorporated by Reference into this Registration Statement."
23.3	Consent of Forrest D. Theobald, Esq. (contained in Exhibit 5.1 hereto)
24.1	Power of Attorney (contained on signature page hereto).

(1)
Incorporated by reference to our annual report on Form 10-K for the year ended April 28, 1985 (File No. 001-07699).

(2)
Incorporated by reference to our annual report on Form 10-K for the year ended April 26, 1987 (File No. 001-07699).

(3)
Incorporated by reference to our annual report on Form 10-K for the year ended April 29, 2001.

(4)
Incorporated by reference to our registration statement on Form 8-A filed on October 28, 1998.

(5)
Incorporated by reference to our current report on Form 8-K filed on May 30, 2001.

QuickLinks

INTRODUCTION
INFORMATION REGARDING FINANCIAL STATEMENTS INCORPORATED BY REFERENCE INTO THIS REGISTRATION STATEMENT
PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX